Stockholder Meeting Results



A Special Meeting of Stockholders (the "Meeting") of Scudder International Bond Fund (the "Fund") was held on December 15, 1998, at the office of Scudder Kemper Investments, Inc., Two International Place, Boston, Massachusetts 02110. At the Meeting the following matters were voted upon by the shareholders (the resulting votes for each matter are presented below).

1. To approve a new Investment Management Agreement for the Fund with Scudder Kemper Investments, Inc.

                                Number of Votes:
                                ----------------

       For        Against         Abstain         Broker Non-Votes*
       ---        -------         -------         -----------------
   7,162,031      338,894         298,553                 0


2. To approve the revision of the Fund's fundamental lending policy.

                                Number of Votes:
                                ----------------

       For        Against         Abstain         Broker Non-Votes*
       ---        -------         -------         -----------------
   6,420,033      444,910         383,073               551,461





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*  Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.


                      25 - Scudder International Bond Fund